Exhibit 99.1

AT HOME BOARD OF DIRECTORS APPOINTS LEWIS L. (LEE) BIRD III AS CHAIRMAN

Plano, TX — April 5, 2017 — The Board of Directors for At Home Group Inc. (NYSE: HOME) has elected Lewis L. (Lee) Bird III as Chairman of the Board. Mr. Bird currently serves as Chief Executive Officer and President and has served on the Board since joining the Company in 2012.

“As the leader that has spearheaded the transformation of the At Home brand over the past four years, Lee has already proven that his unique perspective and expertise position him to drive the company forward,” said Martin C. Eltrich, III, former Chairman of the Board for At Home Group Inc.

This announcement comes as Mr. Eltrich steps down as Chairman. He will remain an active director on the Board.

About At Home Group Inc.

At Home, the home décor superstore, is focused on providing customers with the broadest assortment of home décor products to suit any style, any room, at any budget, for any reason to redecorate.  With a wide assortment of over 50,000 items throughout our stores, At Home enables customers to express themselves and create a home that reflects their personality and style.  Our differentiated merchandising strategy allows us to identify trends and then value engineer products to provide the aesthetics our customers want at attractive price points.  Our highly efficient operating model seeks to drive growth and profitability while minimizing operating risk, ultimately allowing us to deliver exceptional value to our customers.  We utilize a flexible and disciplined real estate strategy that enables us to successfully open and operate stores across a wide range of formats and markets.  We believe that our broad and comprehensive offering and compelling value proposition combine to create a leading destination for home décor.  As of April 5, 2017, At Home operated 127 stores in 31 states and is headquartered in Plano, Texas. For more information, visit investor.athome.com.

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Investor Relations:
ICR, Inc.
Farah Soi
203.682.8200
Farah.Soi@icrinc.com

At Home

Bethany Perkins

972.265.1326

InvestorRelations@AtHome.com

Media Contact:
ICR, Inc.

Jessica Liddell

(203) 682-8200

Jessica.liddell@icrinc.com

At Home

Julie Conley
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mediarelations@athome.com